Exhibit 99.1

         Education Development Corporation Announces Record July Sales

    TULSA, Okla., Aug. 4 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) announces that its July sales were $2,061,500, an increase of 25% over July last year and the highest July sales in the Company's history.

    The Home Business Division recorded a 53% increase in net sales for the month of July 2003 when compared with July last year. This Division has posted 37 consecutive months of sales increases. July was a record month for recruiting with over 1,100 new sales associates joining the Home Business Division, surpassing the previous highest month, April 2003 by 13%.

    The Publishing Division's sales declined 15% for the month of July 2003 when compared with July last year, primarily due to the timing of receipt of orders from major customers.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.